 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(b)

(Amendment No. 1)1

Calliditas Therapeutics AB
(Name of Issuer)

Common Shares, quota value SEK 0.04 per share
(Title of Class of Securities)

13124Q106
(CUSIP Number)

November 9, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

Biotechnology Value Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		3,865,678 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

3,865,678 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7% (1)
12	TYPE OF REPORTING PERSON

PN

(1) Includes 807,844 Common Shares represented by 403,922 American Depositary Shares (“ADS”) (each ADS represents 2 Common Shares) and 536,070 Common Shares underlying certain options exercisable within 60 days hereof.

2

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

BVF I GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		3,865,678 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

3,865,678 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

3,865,678 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

7.7% (1)
12	TYPE OF REPORTING PERSON

OO

(1) Includes 807,844 Common Shares represented by 403,922 ADSs (each ADS represents 2 Common Shares) and 536,070 Common Shares underlying certain options exercisable within 60 days hereof.

3

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

Biotechnology Value Fund II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		2,895,196 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

2,895,196 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,895,196 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.8% (1)
12	TYPE OF REPORTING PERSON

PN

(1) Includes 563,272 Common Shares represented by 281,636 ADSs (each ADS represents 2 Common Shares) and 450,371 Common Shares underlying certain options exercisable within 60 days hereof.

4

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

BVF II GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		2,895,196 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

2,895,196 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,895,196 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.8% (1)
12	TYPE OF REPORTING PERSON

OO

(1) Includes 563,272 Common Shares represented by 281,636 ADSs (each ADS represents 2 Common Shares) and 450,371 Common Shares underlying certain options exercisable within 60 days hereof.

5

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

Biotechnology Value Trading Fund OS LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		492,229 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

492,229 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

492,229 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1% (1)
12	TYPE OF REPORTING PERSON

PN

(1) Includes 95,194 Common Shares represented by 47,597 ADSs (each ADS represents 2 Common Shares) and 77,304 Common Shares underlying certain options exercisable within 60 days hereof.

6

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

BVF Partners OS Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		492,229 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

492,229 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

492,229 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1% (1)
12	TYPE OF REPORTING PERSON

CO

(1) Includes 95,194 Common Shares represented by 47,597 ADSs (each ADS represents 2 Common Shares) and 77,304 Common Shares underlying certain options exercisable within 60 days hereof.

7

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

BVF GP HOLDINGS LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		6,760,874 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

6,760,874 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,760,874 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

13.5% (1)
12	TYPE OF REPORTING PERSON

OO

(1) Includes 1,371,116 Common Shares represented by 685,558 ADSs (each ADS represents 2 Common Shares) and 986,441 Common Shares underlying certain options exercisable within 60 days hereof.

8

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

BVF Partners L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,431,562 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

7,431,562 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,431,562 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.9% (1)
12	TYPE OF REPORTING PERSON

PN, IA

(1) Includes 1,500,000 Common Shares represented by 750,000 ADSs (each ADS represents 2 Common Shares) and 1,100,000 Common Shares underlying certain options exercisable within 60 days hereof.

9

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

BVF Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,431,562 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

7,431,562 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,431,562 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.9% (1)
12	TYPE OF REPORTING PERSON

CO

(1) Includes 1,500,000 Common Shares represented by 750,000 ADSs (each ADS represents 2 Common Shares) and 1,100,000 Common Shares underlying certain options exercisable within 60 days hereof.

10

CUSIP No. 13124Q106

1	NAME OF REPORTING PERSON

Mark N. Lampert
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States
NUMBER OF	5	SOLE VOTING POWER
SHARES
BENEFICIALLY		0 shares
OWNED BY	6	SHARED VOTING POWER
EACH
REPORTING		7,431,562 (1)
PERSON WITH	7	SOLE DISPOSITIVE POWER

0 shares
	8	SHARED DISPOSITIVE POWER

7,431,562 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

7,431,562 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

14.9% (1)
12	TYPE OF REPORTING PERSON

IN

(1) Includes 1,500,000 Common Shares represented by 750,000 ADSs (each ADS represents 2 Common Shares) and 1,100,000 Common Shares underlying certain options exercisable within 60 days hereof.

11

CUSIP No. 13124Q106

Item 1(a).	Name of Issuer:

Calliditas Therapeutics AB, a Swedish public limited liability company (the “Issuer”).

Item 1(b).	Address of Issuer’s Principal Executive Offices:

Kungsbron 1, C8

SE-111 22

Stockholm, Sweden

Item 2(a).	Name of Person Filing
Item 2(b).	Address of Principal Business Office or, if None, Residence
Item 2(c).	Citizenship

Biotechnology Value Fund, L.P. (“BVF”)

44 Montgomery St., 40th Floor

San Francisco, California 94104

Citizenship: Delaware

BVF I GP LLC (“BVF GP”)

44 Montgomery St., 40th Floor

San Francisco, California 94104

Citizenship: Delaware

Biotechnology Value Fund II, L.P. (“BVF2”)

44 Montgomery St., 40th Floor

San Francisco, California 94104

Citizenship: Delaware

BVF II GP LLC (“BVF2 GP”)

44 Montgomery St., 40th Floor

San Francisco, California 94104

Citizenship: Delaware

Biotechnology Value Trading Fund OS LP (“Trading Fund OS”)

PO Box 309 Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Citizenship: Cayman Islands

BVF Partners OS Ltd. (“Partners OS”)

PO Box 309 Ugland House

Grand Cayman, KY1-1104

Cayman Islands

Citizenship: Cayman Islands

BVF GP Holdings LLC (“BVF GPH”)

44 Montgomery St., 40th Floor

San Francisco, California 94104

Citizenship: Delaware

BVF Partners L.P. (“Partners”)

44 Montgomery St., 40th Floor

San Francisco, California 94104

Citizenship: Delaware

12

CUSIP No. 13124Q106

BVF Inc.

44 Montgomery St., 40th Floor

San Francisco, California 94104

Citizenship: Delaware

Mark N. Lampert (“Mr. Lampert”)

44 Montgomery St., 40th Floor

San Francisco, California 94104

Citizenship: United States

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(d).	Title of Class of Securities:

Common Shares, quota value SEK 0.04 per share (the “Common Shares”).

Item 2(e).	CUSIP Number:

13124Q106

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

	/x/	Not applicable.

(a)	/ /	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	/ /	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	/ /	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	/ /	Investment company registered under Section 8 of the Investment Company Act.

(e)	/ /	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	/ /	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	/ /	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	/ /	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	/ /	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	/ /	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

(k)	/ /	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

13

CUSIP No. 13124Q106

Item 4.	Ownership

(a)	Amount beneficially owned:

As of the close of business on November 12, 2020, the Reporting Persons held 1,100,000 options exercisable for an aggregate of 1,100,000 Common Shares. Such options have an exercise price of SEK 90 and expire on July 2, 2022.

As of the close of business on November 12, 2020, (i) BVF beneficially owned 3,865,678 Common Shares, including (a) 807,844 Common Shares represented by 403,922 ADSs and (b) 536,070 Common Shares underlying certain options exercisable within 60 days hereof, (ii) BVF2 beneficially owned 2,895,196 Common Shares, including (a) 563,272 Common Shares represented by 281,636 ADSs and (b) 450,371 Common Shares underlying certain options exercisable within 60 days hereof and (iii) Trading Fund OS beneficially owned 492,229 Common Shares, including (a) 95,194 Common Shares represented by 47,597 ADSs and (b) 77,304 Common Shares underlying certain options exercisable within 60 days hereof.

BVF GP, as the general partner of BVF, may be deemed to beneficially own the 3,865,678 Common Shares beneficially owned by BVF.

BVF2 GP, as the general partner of BVF2, may be deemed to beneficially own the 2,895,196 Common Shares beneficially owned by BVF2.

Partners OS, as the general partner of Trading Fund OS, may be deemed to beneficially own the 492,229 Common Shares beneficially owned by Trading Fund OS.

BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 6,760,874 Common Shares beneficially owned in the aggregate by BVF and BVF2.

Partners, as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 7,431,562 Common Shares beneficially owned in the aggregate by BVF, BVF2, Trading Fund OS, and a certain Partners managed account (the “Partners Managed Account”), including 178,459 Common Shares held in the Partners Managed Account, which includes (a) 33,690 Common Shares represented by 16,845 ADSs and (b) 36,255 Common Shares underlying certain options exercisable within 60 days hereof.

BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 7,431,562 Common Shares beneficially owned by Partners.

Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 7,431,562 Common Shares beneficially owned by BVF Inc.

The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of any Common Shares owned by another Reporting Person. BVF GP disclaims beneficial ownership of the Common Shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the Common Shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the Common Shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the Common Shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the Common Shares beneficially owned by BVF, BVF2, Trading Fund OS, and the Partners Managed Account, and the filing of this statement shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities.

(b)	Percent of class:

The following percentages are based on 49,941,584 Common Shares outstanding (including in the form of ADSs), which is the total number of Common Shares outstanding as disclosed in Exhibit 99.1 to the Issuer’s Current Report on Form 6-K filed with the Securities and Exchange Commission on September 30, 2020.

As of the close of business on November 12, 2020, (i) BVF beneficially owned approximately 7.7% of the outstanding Common Shares, (ii) BVF2 beneficially owned approximately 5.8% of the outstanding Common Shares, (iii) Trading Fund OS beneficially owned less than 1% of the outstanding Common Shares, (iv) BVF GP may be deemed to beneficially own approximately 7.7% of the outstanding Common Shares, (v) BVF2 GP may be deemed to beneficially own approximately 5.8% of the outstanding Common Shares, (vi) Partners OS may be deemed to beneficially own less than 1% of the outstanding Common Shares, (vii) BVF GPH may be deemed to beneficially own approximately 13.5% of the outstanding Common Shares and (viii) each of Partners, BVF Inc. and Mr. Lampert may be deemed to beneficially own approximately 14.9% of the outstanding Common Shares (less than 1% of the outstanding Common Shares are held in the Partners Managed Account).

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote

See Cover Pages Items 5-9.

(ii)	Shared power to vote or to direct the vote

See Cover Pages Items 5-9.

(iii)	Sole power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

(iv)	Shared power to dispose or to direct the disposition of

See Cover Pages Items 5-9.

Item 5.	Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

BVF GP, BVF GPH, Partners, BVF Inc. and Mr. Lampert share voting and dispositive power over the Common Shares beneficially owned by BVF. BVF2 GP, BVF GPH, Partners, BVF Inc. and Mr. Lampert share voting and dispositive power over the Common Shares beneficially owned by BVF2. Partners, BVF Inc. and Mr. Lampert share voting and dispositive power over the Common Shares beneficially owned by Trading Fund OS and the Partners Managed Account.

14

CUSIP No. 13124Q106

Item 7.	Identification and Classification of the Subsidiary That Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

See Exhibit 99.1 to the Schedule 13G filed with the Securities and Exchange Commission on June 8, 2020.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certifications.

By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

15

CUSIP No. 13124Q106

SIGNATURE

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 12, 2020

BIOTECHNOLOGY VALUE FUND, L.P.		BIOTECHNOLOGY VALUE TRADING FUND OS LP

By:	BVF I GP LLC., its general partner	By:	BVF Partners L.P., its investment manager
		By:	BVF Inc., its general partner
By:	/s/ Mark N. Lampert
	Mark N. Lampert	By:	/s/ Mark N. Lampert
	Chief Executive Officer		Mark N. Lampert
President

BVF I GP LLC
BVF GP HOLDINGS LLC
By:	/s/ Mark N. Lampert
	Mark N. Lampert	By:	/s/ Mark N. Lampert
	Chief Executive Officer		Mark N. Lampert
Chief Executive Officer

BIOTECHNOLOGY VALUE FUND II, L.P.
BVF PARTNERS L.P.
By:	BVF II GP LLC, its general partner
		By:	BVF Inc., its general partner
By:	/s/ Mark N. Lampert
	Mark N. Lampert	By:	/s/ Mark N. Lampert
	Chief Executive Officer		Mark N. Lampert
President

BVF II GP LLC
BVF INC.
By:	/s/ Mark N. Lampert
	Mark N. Lampert	By:	/s/ Mark N. Lampert
	Chief Executive Officer		Mark N. Lampert
President

BVF PARTNERS OS LTD.
/s/ Mark N. Lampert
By:	BVF Partners L.P., its sole member	MARK N. LAMPERT
By:	BVF Inc., its general partner

By:	/s/ Mark N. Lampert
Mark N. Lampert
President

16